UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 15, 2009, YRC Worldwide Inc. (the “Company”) and certain of its subsidiaries entered into Amendment No. 4 to the Credit Agreement (the “Credit Agreement Amendment”), which amends the Credit Agreement, dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent, and the other lenders that are parties thereto. The Credit Agreement continues to provide the Company with a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies and for letters of credit, and a senior term loan in an aggregate outstanding principal amount of approximately $111.5 million.

The Credit Agreement Amendment:

•

permits the Company and its subsidiaries to defer the payment of certain of their multiemployer benefit fund contributions to a date no earlier than January 1, 2010 (collectively, the “Deferred Payments”);

•	permits the Company and its subsidiaries to grant first priority liens on identified owned real property to secure the Deferred Payments;

•

permits subsidiary guarantors under the Credit Agreement to guarantee the Deferred Payments solely to the extent that such subsidiary guarantors own any real property subject to a permitted lien securing the Deferred Payments;

•

prohibits the Company and its subsidiaries from voluntarily making any Deferred Payment prior to August 15, 2009, except for payments solely with net cash proceeds from the sale of collateral securing the Deferred Payments;

•

decreases the amount of net cash proceeds from the Specified Sale and Leaseback Transaction (as defined in the Credit Agreement) which may be retained by the Company by an amount proportionate to the net book value of the collateral securing the Deferred Payments; provided, that such reduction shall not exceed $50.0 million;

•

reduces the permitted asset sale basket for the fiscal year ending December 31, 2009 by an amount proportionate to the net book value of the collateral securing the Deferred Payments; provided, that such reduction shall not exceed $50.0 million; and

•	allows the Company to undertake debt for equity swaps and to pay certain indebtedness with the net cash proceeds from the issuance of equity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: April 20, 2009	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

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